[BANK ONE CORPORATION Press Release Letterhead]                  Exhibit 99(a)



FOR IMMEDIATE RELEASE
---------------------

        BANK ONE REPORTS FIRST QUARTER NET INCOME OF 58 CENTS PER SHARE

                .  $500 MILLION OF TARGETED COST SAVES EXCEEDED

            .  LOAN LOSS RESERVES INCREASE TO 2.45% OF TOTAL LOANS

               .  CORPORATE BANKING REDUCES LOANS $3.9 BILLION,
           INCLUDING THE SALE OF $375 MILLION OF NONPERFORMING LOANS

                   .  TIER 1 CAPITAL RATIO INCREASES TO 7.8%


CHICAGO, April 17, 2001 - Bank One Corporation (NYSE: ONE) today announced 2001 first quarter net income of $679 million, or $0.58 per diluted share, down from $689 million, or $0.60 per diluted share, in the year-ago quarter.


First quarter results were impacted by the following significant items:

 . Gain of $43 million after tax ($73 million pre-tax) on the sale of ownership interests in EquiServe and Star Systems.

 . During the quarter $599 million of commercial loans were sold, $375 million of which were nonperforming, that resulted in $60 million after tax ($89 million pre-tax) of net charge-offs. While these sales were completed well within established reserve levels, on a net basis the Corporation added $95 million to loan loss reserves, improving reserves to 2.45% of period-end loans, from 2.36% at the end of the prior quarter.

 . A mark to market loss of $70 million after tax in the Corporate Investment portfolios, primarily related to marketable equity positions.

 . Expense levels approximately $85 million after tax ($125 million pre-tax) below on-going run rate due to certain one-time benefits, timing of expenses, and planned increases in conversion and marketing expenses.


"We are beginning to produce solid results and believe we have a far stronger company today than a year ago or even last quarter," said James Dimon, chairman and chief executive officer. "Our operating margins are improving, the risk position is both smaller and more actively managed, growing capital and higher reserves are adding further strength to our balance sheet, and we now have a management team which is capable of getting better results out of our fundamentally strong, though still underperforming, franchises. We will continue to actively and aggressively manage our loan and credit risk profile even if doing so may have a slight negative impact on earnings.

"Exceeding our commitment to achieve $500 million in waste reduction net of over $200 million in increased spending in important areas, including systems conversions, is a great accomplishment for the company. The current annualized expense base is approximately $9.4-$9.5 billion versus $10.6 billion a year ago. First quarter expense results were a little better than this due to certain one-time benefits, expense timing, and planned increases in conversion and marketing expenses. Margin enhancements are apparent throughout the company, and we are on a path to becoming efficient in each of our companies.

"While we need to continue to improve our execution capabilities and effectiveness, the challenge now is to demonstrate our ability to develop and execute growth strategies," he said.

Some of the significant events in the quarter included:

Systems and Operations


 . Strengthened the management team by hiring Austin Adams, a highly experienced technology and operations executive in financial services, to head technology and operations.

 . Remained on track to convert the Texas and Louisiana deposit systems in the third quarter. Launched the Arizona and Utah deposit system conversion project, with completion tentatively scheduled for late in the fourth quarter.

Retail

 . Launched banking center profitability reporting.

 . Continued the realignment and streamlining of the management team.

 . Achieved the largest customer satisfaction improvement among financial services companies, and had the highest rating of peer banks, according to The American Customer Satisfaction Index compiled by the University of Michigan Business School.

 . Significantly improved the efficiency ratio to 53% from 65% in the year-ago quarter.

Commercial Banking

 . Implemented new capital allocation and credit risk rating methodologies.

 . Reduced Corporate Banking loans by $3.9 billion, including $599 million in loan sales, of which $375 million were nonperforming. This is a direct result of more active management of the Corporation's risk profile and will also ultimately lead to improved relationship profitability.

 . Achieved strong improvement in capital markets results, with revenue of $163 million, up 27% from a year ago.

First USA

 . Announced on April 9 an agreement to purchase the $8 billion credit card business of Wachovia Corporation, which will increase accounts by 2.8 million and outstandings by 13%. The agreement also includes a long-term agreement to market consumer credit cards to Wachovia customers.

 . Improved the pre-tax return on average outstandings to 1.46% from 0.63% a year ago.

 . Signed new marketing agreements with CardClues.com, iGo Corporation and Trip.com, and renewed existing relationships with US Soccer, National Parks Conservation, The Citadel and Westamerica Bank.

Financial Strength

Since December 31, 2000:


  . Increased the loan loss reserve ratio to 2.45% from 2.36%.

  . Increased the Tier 1 capital ratio to 7.8% from 7.3%.

  . Increased the tangible common equity to tangible managed assets ratio to 5.6% from 5.5%.

LINE OF BUSINESS DISCUSSION

Highlights - Net Income (Loss) by Line of Business

------------------------------------------------------------------------------------------------------
                                                                                       % change vs.
                                            1Q00          4Q00          1Q01          1Q00      4Q00
                                            ----          ----          ----          ----      ----
($ millions)
Retail                                      $236         $ (17)         $349           48        NM
Commercial banking                           200          (385)          159          (21)       NM
First USA                                     67           134           148           NM        10
Investment management                         81            82            82            1        --
Corporate investments                        141           (15)          (29)          NM       (93)
Corporate / unallocated                      (36)         (311)          (30)          17        90
                                            ----         -----          ----
      Total Corporation                     $689         $(512)         $679           (1)       NM

          NM = not meaningful
------------------------------------------------------------------------------------------------------

Retail

Retail reported first quarter net income of $349 million, up 48% from the year-ago quarter. This reflected the benefit of a $135 million, or 9%, increase in revenue and a $115 million, or 11%, decline in expenses, which was partially offset by higher provision for credit losses. Return on average equity was 23%, compared with 18% in the year-ago quarter. First quarter results from both periods included the seasonal impact from tax refund anticipation lending. The efficiency ratio was 53% in the first quarter. While this benefited from seasonal lending activity, progress in reducing expense is evidenced by the decline from the year-ago efficiency ratio of 65%.

Net interest income was $1.317 billion, up $81 million, or 7%, from the year-ago quarter (excluding the impact of the sale of the consumer finance business in the first quarter of 2000, net interest income increased 10%). This increase was driven by wider loan spreads and a 5% increase in average loans outstanding, partially offset by deposit margin compression. Loan growth was concentrated in home equity loans, where average loans increased 22% from a year ago. Average loans were unchanged from the 2000 fourth quarter, reflecting the more disciplined approach toward managing the consumer credit portfolios that was implemented last year. This has led to an improved portfolio mix by reducing reliance on brokered home equity loans and auto leases. These portfolios are now managed to maximize return on capital. Noninterest income was $360 million, up $54 million, or 18%, from the year-ago quarter. The change reflected the absence of auto lease residual losses in the first quarter, compared with $262 million in the 2000 fourth quarter and $56 million in the year-ago quarter.

Provision for credit losses was $244 million, up $77 million from the year-ago quarter. Retail's managed net charge-offs totaled $206 million, an increase from $98 million in the year-ago quarter and $159 million in the prior quarter. The increased net charge-offs related to the expected increases from brokered home equity loans as well as deterioration in certain parts of the auto lending portfolio. Retail's net charge-off ratio was 1.08%, up from 0.83% in the prior quarter and 0.54% in the year-ago quarter.

The allowance for loan losses increased $78 million, bringing the loan loss reserve as a percent of loans to 1.21%, up from 1.10% at December 31, 2000, and approximately 0.84% at March 31, 2000. Total Retail nonperforming assets increased $323 million from a year ago, largely driven by a $266 million increase in consumer nonperforming loans, which primarily represent 90-day loan delinquencies. Compared with the prior quarter, Retail nonperforming assets increased $41 million, or 4%.

Noninterest expense was $887 million, down $115 million, or 11%, from the year-ago quarter. This decrease reflected the positive impacts from waste-reduction initiatives, reduced headcount in the lending and staff units, and the sale of the consumer finance business. Compared with the 2000 fourth quarter adjusted to exclude that quarter's significant items, noninterest expense declined $78 million, or 8%.

Commercial Banking

Commercial Banking reported first quarter net income of $159 million, down $41 million, or 21%, from a year ago. This reflected the impact of a higher provision for credit losses, partially offset by a 4% increase in revenue and a 5% decrease in expenses. The return on average equity was 10% in the first quarter, down from 13% a year ago.

As previously announced, Corporate Banking has been actively reviewing all relationships in its portfolio to assess both overall exposure as well as relationship profitability. The goal is to enhance overall profitability. These reviews have resulted in the exiting of some customer relationships, but have also produced additional business such as treasury management services and capital market business. A direct result of this initiative was the reduction of $3.9 billion of Corporate Banking loans. This decrease included $599 million in loan sales, of which $375 million were nonperforming credits. First quarter results from these sales included charge-offs of $89 million. The proceeds from these sales were well within specifically established credit reserves for these loans.

Net interest income was $665 million, comparable to the year-ago quarter. Total average loans of $80.6 billion were essentially unchanged from the year-ago quarter. Middle Market Banking average loans increased $3.4 billion, or 11%, from the year-ago quarter and $1.3 billion, or 4%, from the 2000 fourth quarter. Corporate Banking average loans decreased $3.2 billion, or 6%, from the year-ago quarter, and $3.9 billion, or 8%, from the prior quarter. Impacting the margin were slightly narrower loan spreads, the cost of carrying a higher level of non-performing assets and the effect of an 8% decline in average deposits. Compared with the 2000 fourth quarter, net interest income declined slightly, reflecting wider loan spreads offset by the cost of carrying a higher level of non-performing assets and the effect of a 7% decline in total average deposits.

Noninterest income totaled $398 million, an increase of $44 million, or 12%, from the year-ago quarter. Trading income increased $24 million, or 45%, from the 2000 first quarter and $20 million, or 35%, from the prior quarter, reflecting healthy asset-backed finance, fixed income and derivative trading activities. Non-deposit service charges increased $26 million, or 20%, from the 2000 first quarter, reflecting strong underwriting fees, corporate debt issuance revenues and strong loan fees, partially offset by weak syndication activity. Service charges on deposits decreased $3 million, or 2%, from the year-ago quarter. Compared to the prior quarter, service charges on deposits declined $5 million, or 4%, reflecting the seasonality of treasury management services fees.

The provision for credit losses was $264 million, a $132 million increase from the year-ago quarter. Total net charge-offs were $249 million in the first quarter, representing 1.23% of average commercial loans, up from 0.42% in the year-ago quarter and down slightly from 1.24% in the prior quarter. Corporate Banking net charge-offs were 1.61% of average loans in the first quarter, up from 0.49% in the year-ago quarter and down from 1.58% in the prior quarter. The year-over-year increase reflected the accelerated disposition of problem loans through loan sales. Middle Market net charge-offs were 0.73% of average loans in the first quarter, compared to 0.31% in the year-ago quarter and 0.74% in the prior quarter, reflecting overall economic weakness.

The allowance for credit losses was $3.034 billion at March 31, 2001, up from $3.020 billion at the end of the prior quarter. This represented 3.86% of period-end loans and 197% of nonperforming loans, compared to 3.71% and 198%, respectively, at December 31, 2000. At March 31, 2001, Corporate Banking nonperforming loans were $952 million, down $113 million, or 11%, from December 31, 2000, reflecting the sale of problem credits. Overall, increases in Corporate Banking nonperforming loans have continued at approximately the same pace as in the prior two quarters. Middle Market nonperforming loans increased $134 million, or 29%, to $592 million during the same time period, reflecting continued economic deterioration.

Noninterest expense totaled $544 million, down $26 million, or 5%, from the year-ago quarter and $13 million, or 2%, from the prior quarter. Salaries and benefits expense was down slightly from the year-ago quarter. Compared to the prior quarter, salaries and benefits expense was up due to higher incentive compensation. Other noninterest expense decreased $19 million, or 6%, from the year-ago quarter and $42 million, or 13%, from the prior quarter, reflecting the continued impact of waste reduction activities, partially offset by capital markets infrastructure improvements. The efficiency ratio in the first quarter was 51%, improved from 56% in the year-ago quarter.

First USA

First USA reported first quarter net income of $148 million, up $81 million from the year-ago quarter and 10% from the 2000 fourth quarter. The year-over-year increase primarily reflected the impact of lower expenses and managed provision for credit losses, which was partially offset by an $89 million, or 5%, decline in revenues. First quarter results represented a 1.46% pretax return on outstandings, up from 0.63% in the year-ago and 1.28% in the 2000 fourth quarter. Net interest income was $1.391 billion, down $134 million, or 9%, from the year-ago quarter, reflecting lower fee revenue, a decline in average outstandings and a narrower spread. Compared with the prior quarter, net interest income decreased 2%, reflecting lower fee revenue.

Average managed outstandings for the first quarter were $65.4 billion, down 3% from the year-ago period and essentially unchanged from the 2000 fourth quarter average. End-of-period managed loans declined to $64.0 billion. Attrition on mature vintage balances improved from the year-ago quarter and was consistent with the previous quarter. While attrition improved, customer card usage and related balances have declined, reflecting current economic conditions. First USA opened 775,000 new accounts during the quarter, down slightly from the 2000 fourth quarter level, and had 50.6 million cards issued at quarter end. First USA continues to be a leader in online card marketing and customer service with over 2.4 million registered users of its website, FirstUSA.com.

Noninterest income was $309 million, up $45 million, or 17%, from the prior year. This increase primarily reflected the difference in securitization activity between the periods. Noninterest income was virtually unchanged from the 2000 fourth quarter. The difference in securitization activity was offset by lower sales of fee-based products and seasonally lower interchange revenue.

The managed provision for credit losses was $950 million, down $19 million from the year-ago quarter. The managed net charge-off rate increased to 5.81% from 5.78%, reflecting the increased average age of the portfolio resulting from recent periods of lower new account growth and average outstandings. Managed net charge-offs were up from the 2000 fourth quarter, in line with expectations.
The managed 30-day and 90-day delinquency rates were 4.33% and 2.02%, respectively, up from 4.08% and 1.91%, in the year-ago quarter, but down from 4.51% and equal to 2.02%, respectively, in the prior quarter, reflecting normal seasonality.

Noninterest expense totaled $514 million, down $201 million, or 28%, from the prior year, reflecting the positive impact of waste-reduction initiatives, such as lower headcount, improved operating efficiency and reduced operating losses. The decline from the year-ago quarter also reflected the sale of the international operations in the 2000 second quarter, lower operating costs and a decrease in internally allocated costs related to a mid-year 2000 change in allocation methodology. Noninterest expense declined $123 million from the 2000 fourth quarter, which included $46 million of special items. The decrease in noninterest expense reflected lower expenses for purchased and professional services, as well as reduced fraud and operating losses. None of the noninterest expense reductions related to marketing expense, which was up from both the year-ago and 2000 fourth quarter periods. The efficiency ratio for the current period was 30%, down from 40% in the prior year and 37% from the 2000 fourth quarter.

Investment Management

Investment Management reported first quarter net income of $82 million, a slight increase from the year-ago quarter. This reflected a $24 million, or 6%, increase in revenue, which was partially offset by higher expenses. Compared to the prior quarter, net income remained flat, reflecting the continued impact of volatile and difficult market conditions.

Period-end assets under management increased to $131.5 billion, up slightly from the year-ago and 2000 fourth quarters. One Group(R) mutual fund assets under management increased to

$71.0 billion in the first quarter, a 6% increase year-over-year and a 1% increase from the prior quarter. Overall, One Group(R) net fund flows remained positive. In the first quarter, the mix of assets under management changed. Money market assets increased significantly, fixed income assets increased modestly and equity assets declined from both the year-ago and the 2000 fourth quarters.

Compared to the first quarter of 2000, the $7.0 billion decline in assets under management from the Private Client Services segment was partially offset by a $5.9 billion increase in assets under management in the Institutional segment.


During the first quarter, overall One Group(R) fund performance remained strong. The assets in funds rated 4 and 5 by Morningstar increased from 49% in the fourth quarter of 2000 to 62% in the first quarter of 2001, with 95% of assets in funds rated three stars or higher. The One Group(R) Diversified Mid Cap fund was cited by Mutual Fund Magazine as one of the 20 best performance-tested funds for 2001, based on its comparison of over 6,000 diversified stock and balanced funds in the Morningstar database. Also in the quarter, IMG launched its 50/th/ fund and third sector fund, the One Group(R) Health Sciences fund.

Net interest income totaled $104 million, up $4 million, or 4%, from the year-ago period. Higher spread income associated with the 6% increase in average loans was partially offset by the effect of the 6% decrease in average deposits. Compared to the prior quarter, net interest income was unchanged.

Noninterest income was $307 million, an increase of $20 million, or 7%, from the year-ago quarter. Beginning in the 2000 fourth quarter, fees associated with the in-house administration of the One Group(R) mutual funds were recorded as revenue, with a corresponding increase in expense. Prior to that, a third-party administrator incurred such fees and expenses, which totaled $24 million in the first quarter. Excluding the impact of this change, as well as the sale of the land trust business in the prior-year quarter, noninterest income increased 4% from a year ago.

Compared to the prior quarter, noninterest income increased $7 million, or 2%. Excluding the effect of the above-mentioned change in the administration of the One Group(R) funds, noninterest income was essentially flat versus the prior quarter, reflecting the previously mentioned shift in the value and mix of assets under management.



Retail brokerage sales of mutual funds and annuities were $1.1 billion in the first quarter, down $55 million, or 5%, from the year-ago quarter and up $199 million, or 21%, from the prior quarter, despite the weaker market conditions. The mix of product sold reflected a shift by retail investors to annuities.

Noninterest expense of $277 million increased $20 million, or 8%, from the year-ago quarter. Excluding the expenses associated with the administration of the One Group(R) funds, noninterest expense declined slightly from a year ago. Noninterest expense increased $9 million, or 3%, from the 2000 fourth quarter due principally to that quarter's lower incentive expense.

Corporate Investments

Corporate Investments reported a first quarter net loss of $29 million, compared with net income of $141 million in the year-ago quarter and a net loss of $15 million in the 2000 fourth quarter. First quarter results were negatively impacted by significant declines in equity valuations, while various leasing strategies continued to provide stable core performance in the current quarter, consistent with the year-ago and prior quarters.

Net interest income of $26 million declined $9 million, or 26%, from the year-ago quarter, due to the funding of investments that do not yield interest income.

Noninterest income declined $272 million from the year-ago quarter to a net expense of $87 million reflecting valuations of marketable equity securities, mostly held through investments in funds. The Corporation currently holds approximately $300 million in marketable equity securities.

Noninterest expense of $19 million declined $20 million, or 51%, from the year-ago quarter reflecting lower incentive-based compensation and stronger expense control. Noninterest expense increased $12 million from the $7 million reported in the 2000 fourth quarter driven primarily by the fourth quarter's lower incentive compensation.

Corporate / Unallocated

Corporate/Unallocated includes Treasury, unallocated Corporate expenses and any gain or loss from Corporate transactions. Included in first quarter results were gains of $73 million pre-tax ($43 million after tax) on the sale of the Corporation's portion of the controlling equity position in EquiServe Limited Partnership and on the sale of the Corporation's investment in Star Systems, an ATM network. Excluding these gains, the first quarter recorded a net loss of $73 million.

CREDIT QUALITY ( See Line of Business discussions for additional information)

Nonperforming assets, which include nonperforming commercial loans, other real estate owned and consumer loans 90 days past due, were $2.665 billion at the end of the first quarter, up $92 million from December 31, 2000. Commercial nonperforming assets increased a net $44 million after reflecting the sale of $375 million of nonperforming loans. Consumer nonperforming assets increased $40 million from the end of last year. Nonperforming assets were 1.55% of related assets at March 31, 2001, up from 1.48% at December 31, 2000.

Total managed net charge-offs in the first quarter were $1.405 billion, or 2.40% of total average managed loans, up from $1.309 billion, or 2.22%, in the fourth quarter. Total managed net charge-offs in the year-ago quarter were $1.176 billion, or 2.04% of total average managed loans.

The credit card managed net charge-off ratio was 5.81% in the first quarter, up from 5.41% in the fourth quarter and 5.78% in the year-ago quarter.

Commercial net charge-offs across all lines of business in the 2001 first quarter were 1.03%, down from 1.10% in the fourth quarter but up from 0.34% in the year-ago quarter.

The managed provision for credit losses in the first quarter was $1.461 billion, down from $2.329 billion in the fourth quarter. The reported provision for credit losses in the first quarter was $585 million, compared with $1.507 billion in the fourth quarter, and exceeded net charge-offs by $96 million.

At March 31, 2001, the allowance for credit losses was $4.205 billion, up $95
million from the end of the prior quarter.   This represented 2.45% of period-
end loans, up from 2.36% at the end of last year, and represented 164% of nonperforming loans, down slightly from 166%, at December 31, 2000.

Commercial loan credit quality and nonperforming loans are expected to continue to deteriorate at approximately the same rate as recent quarters for several more quarters. The Corporation will also continue to manage this risk exposure which could result in the sale of additional loans and higher charge-offs for which the company believes reserves are currently adequate.

Consumer and credit card losses are expected to modestly increase from current levels. For credit cards, this reflects the aging of that portfolio against little new growth, whereas for other consumer loans it reflects our brokered home equity and auto exposures.

Further deterioration in the general economic environment would probably cause higher credit costs in both the commercial and consumer portfolios.

CAPITAL MANAGEMENT

The tangible common equity to tangible managed assets ratio was 5.6% at March 31, 2001, up from 5.5% at December 31, 2000. Tier 1 and Total capital ratios were 7.8% and 11.2% at quarter end, respectively, compared with 7.3% and 10.8%, at December 31, 2000. Capital ratios remained very strong and exceeded the well-capitalized regulatory guidelines.

BANK ONE CORPORATION is the nation's fifth largest bank holding company, with assets of more than $270 billion. Bank One offers a full range of financial services to large corporate and middle market commercial customers and retail consumers. It is the largest VISA credit card issuer, the third largest bank lender to small businesses and one of the top 25 managers of mutual funds. A leader in the retail market, Bank One operates more than 1,800 banking centers and a nationwide network of ATMs. Information about Bank One's financial results can be accessed on the Internet at www.bankone.com or through fax-on-demand at
                                   ---------------
877-ONE-FACT.

Forward-looking Statement

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This discussion of financial results contains forward-looking statements about the Corporation, including descriptions of plans or objectives of its management for future operations, products or services, and forecasts of its revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors--many of which are beyond the Corporation's control--could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Corporation's reports filed with the Securities and Exchange Commission, including the Corporation's Form 10-K for the year ended December 31, 2000, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the Corporation's business and operations. Other factors described in the Corporation's December 31, 2000 Form 10-K include changes in business and economic conditions, competition, fiscal and monetary policies and legislation including the Gramm-Leach-Bliley Act of 1999.

Forward-looking statements speak only as of the date they are made. The Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events, such as further market deterioration that adversely affects credit quality, auto lease residuals and credit card asset values.

Line of Business Basis of Discussion

Second quarter 2000 line of business results are on a reported basis. Previously, these results excluded significant items.

First USA's presentation is on a managed basis with information modified from reported results to include credit card loans that were securitized and removed from the balance sheet. The net revenue related to these securitized loans are reclassified from noninterest income to net interest income and provision for credit losses as if the securitization had not occurred.

Conference Call and Webcast Information

An analyst meeting and conference call discussing the quarter's results will be held at 9:00 a.m. (EDT) today. To participate phone 800-967-7135 (domestic) or 719-457-2626 (international); the access code is 786197 The conference call will also be Webcast on the Internet at www.bankone.com. A playback of this
                                        ---------------
conference call will be available after noon today through Friday, April 27, by calling 888-203-1112 (domestic) or 719-457-0820 (international); the access code is 786197.

Supplemental Financial Schedules

A Summary of Selected Financial Information follows. Additional Line of Business and Consolidated results are available on Bank One's website www.bankone.com.
---------------

                                      ###

Media Contacts:
Thomas A. Kelly       (312) 732-7007     Stan A. Lata           (312) 732-6209

Investor Contacts:
Jay S. Gould          (312) 732-5771     Sandra M. Catanzaro    (312) 732-8013
Larry J. Peepo        (312) 732-6638


                                                                      BANK 1 ONE


                              BANK ONE CORPORATION
                              FINANCIAL SUPPLEMENT
                               FIRST QUARTER 2001

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                                                                                            Page
                                                                                            ----
Line of Business Results *
------------------------
Retail................................................................................       1-2
Commercial Banking....................................................................       3-5
First USA.............................................................................       6-7
Investment Management.................................................................      8-10
Corporate Investments.................................................................        11
Corporate / Unallocated...............................................................        12
Totals................................................................................        13

Consolidated Results
--------------------
Summary of Consolidated Selected Financial Information................................        14
Consolidated Statements of Income.....................................................        15
Consolidated Balance Sheets...........................................................        16
Credit Quality........................................................................        17
Capital and Intangible Assets.........................................................        18
Managed Income Statement Statistics...................................................        18

Additional Schedules  **
--------------------
Average Balance Sheet, Yields & Rates - Managed Basis
Average Balance Sheet, Yields & Rates - Reported Basis

  * See 2000 Form 10-K for definitions and methodologies. The line of business information is provided for analytical purposes and is based on management information systems, assumptions and methodologies that are under continual review.

 **   Available through the Investor Relations section of our bankone.com web
                                                              -----------
      site.


BANK ONE CORPORATION and Subsidiaries
Line of Business Information                2001                      2000                             1st Qtr 2001
                                          -------    -------------------------------------------------------------------------
                                          1st Qtr    4th Qtr   3rd Qtr    2nd Qtr   1st Qtr   Chg Prior Yr.     Chg. Prior Qtr
                                                                                              --------------------------------
                                                                                              Amt       %       Amt         %
Retail
-------------------------------------

INCOME STATEMENT DATA
-------------------------------------
Net interest income - FTE            $MM  $ 1,317    $ 1,227   $ 1,236    $ 1,196   $ 1,236   $  81    7%     $  90        7%

    Non-deposit service charges                93         83        89         84       109     (16) -15%        10       12%
    Credit card revenue                        36         38        36         37        33       3    9%        (2)      -5%
    Service charges on deposits               186        191       192        205       179       7    4%        (5)      -3%
    Fiduciary & investment management fees     29         26        25         28        30      (1)  -3%         3       12%
    Other income (loss)                        16       (257)      (16)      (449)      (45)     61  N/M        273      N/M
                                          -------    --------------------------------------   -----           -----
Noninterest income                            360         81       326        (95)      306      54   18%       279      N/M
                                          -------    --------------------------------------   -----           -----
Total revenue                               1,677      1,308     1,562      1,101     1,542     135    9%       369       28%

Provision for credit losses                   244        364       207        132       167      77   46%      (120)     -33%

    Salaries and employee benefits            336        332       322        333       350     (14)  -4%         4        1%
    Other expense                             551        645       637        764       652    (101) -15%       (94)     -15%
                                          -------    --------------------------------------   -----           -----
Noninterest expense                           887        977       959      1,097     1,002    (115) -11%       (90)      -9%
                                          -------    --------------------------------------   -----           -----
Pretax income (loss) - FTE                    546        (33)      396       (128)      373     173   46%       579      N/M
Tax expense (benefit) & FTE adj               197        (16)      145        (47)      137      60   44%       213      N/M
                                          -------    --------------------------------------   -----           -----
Net income                                $   349    $   (17)  $   251    $   (81)  $   236   $ 113   48%     $ 366      N/M
                                          =======    ======================================   =====           =====

FINANCIAL PERFORMANCE
-------------------------------------
Return (loss) on equity                        23%        -1%       17%        -6%       18%      5%             24%
Efficiency ratio                               53%        75%       61%       100%       65%    -12%            -22%
Headcount - full-time (1)                  35,365     35,759   $35,979    $36,700       N/A     N/A  N/A       (394)      -1%

ENDING BALANCES
-------------------------------------
    Commercial loans                  $B  $  12.0    $  12.1   $  11.6    $  11.8   $  11.6   $ 0.4    3%     $(0.1)      -1%
    Home equity loans                        30.8       31.4      29.7       27.3      27.2     3.6   13%      (0.6)      -2%
    Indirect auto loans / leases             22.2       23.1      23.9       24.1      24.8    (2.6) -10%      (0.9)      -4%
    Other personal loans (2)                 11.1       10.7      11.6       10.8      11.8    (0.7)  -6%       0.4        4%
                                          -------    --------------------------------------   -----           -----
Total loans                               $  76.1    $  77.3   $  76.8    $  74.0   $  75.4   $ 0.7    1%     $(1.2)      -2%

Assets                                       79.7       80.0      79.1       76.3      77.3     2.4    3%      (0.3)       0%

    Demand deposits                          24.5       24.9      24.2       24.8      25.7    (1.2)  -5%      (0.4)      -2%
    Savings                                  33.3       32.0      32.5       33.0      34.1    (0.8)  -2%       1.3        4%
    Time                                     31.2       32.2      31.0       30.4      30.1     1.1    4%      (1.0)      -3%
                                          -------    --------------------------------------   -----           -----
Total deposits                               89.0       89.1      87.7       88.2      89.9    (0.9)  -1%      (0.1)       0%

Common equity                                 6.1        5.9       5.9        6.0       5.9     0.2    3%       0.2        3%

AVERAGE BALANCES
-------------------------------------
    Commercial loans                  $B  $  11.9    $  11.6   $  11.8    $  11.8   $  11.5   $ 0.4    3%     $ 0.3        3%
    Home equity loans                        31.1       30.8      28.3       26.3      25.5     5.6   22%       0.3        1%
    Indirect auto loans / leases             22.4       24.2      24.0       24.4      24.3    (1.9)  -8%      (1.8)      -7%
    Other personal loans (2)                 11.3       10.1      10.6       11.1      11.8    (0.5)  -4%       1.2       12%
                                          -------    --------------------------------------   -----           -----
Total loans                                  76.7       76.7      74.7       73.6      73.1     3.6    5%       0.0        0%

Assets                                       81.0       81.0      78.8       77.9      79.6     1.4    2%       0.0        0%

    Demand deposits                          24.1       24.1      24.3       25.3      24.8    (0.7)  -3%       0.0        0%
    Savings                                  32.5       32.5      33.1       33.8      34.1    (1.6)  -5%       0.0        0%
    Time                                     31.9       31.4      30.5       30.3      29.4     2.5    9%       0.5        2%
                                          -------    --------------------------------------   -----           -----
Total deposits                               88.5       88.0      87.9       89.4      88.3     0.2    0%       0.5        1%

Common equity                                 6.0        5.9       5.9        5.9       5.3     0.7   14%       0.1        2%

(1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.
(2) First quarter of each year favorably impacted by tax refund anticipation loan activity
N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information                2001                      2000                             1st Qtr 2001
                                          -------    -------------------------------------------------------------------------
                                          1st Qtr    4th Qtr   3rd Qtr    2nd Qtr   1st Qtr   Chg Prior Yr.     Chg. Prior Qtr
                                                                                              --------------------------------
                                                                                              Amt         %     Amt          %
Retail - cont'd
-------------------------------------

CREDIT QUALITY
-------------------------------------
Net charge-offs:                     $MM
    Small business commercial             $    10    $    20   $    11    $     8   $     5   $     5   N/M     $  (10)   -50%

    Home equity loans                          73         49        59         52        21        52   N/M         24     49%
    Indirect auto loans / leases (1)           89         66        54         44        44        45   N/M         23     35%
    Other personal loans                  $    34         24        27         30        28         6    21%        10     42%
                                          -------    --------------------------------------   -------           ------
    Total consumer (1)                        196        139       140        126        93       103   N/M         57     41%
                                          -------    --------------------------------------   -------           ------
    Total net charge-offs (1)                 206        159       151        134        98   $   108   N/M     $   47     30%

Net charge-off ratios:
    Small business commercial                0.33%      0.69%     0.39%      0.26%     0.19%     0.14%           -0.36%

    Home equity loans                        0.94%      0.64%     0.84%      0.80%     0.33%     0.61%            0.30%
    Indirect auto loans / leases  (1)        1.59%      1.10%     0.90%      0.73%     0.73%     0.86%            0.49%
    Other personal loans                     1.21%      0.96%     1.02%      1.09%     0.95%     0.26%            0.25%
    Total consumer (1)                       1.21%      0.86%     0.90%      0.82%     0.61%     0.60%            0.35%
    Total net charge-offs (1)                1.08%      0.83%     0.81%      0.73%     0.54%     0.54%            0.25%

Nonperforming assets:
    Commercial                            $   231    $   215   $   187    $   187   $   183   $    48    26%    $   16      7%
    Consumer                                  728        697       508        369       462       266    58%        31      4%
                                          -------    --------------------------------------     -----           ------
    Total nonperforming loans                 959        912       695        556       645       314    49%        47      5%
    Other including OREO                       77         83        82         66        68         9    13%        (6)    -7%
                                          -------    --------------------------------------     -----           ------
    Total nonperforming assets            $ 1,036    $   995   $   777    $   622   $   713   $   323    45%    $   41      4%

Allowance for loan losses            $MM  $   924    $   846       N/A        N/A       N/A       N/A   N/A     $   78      9%
Allowance to period end loans                1.21%      1.10%      N/A        N/A       N/A       N/A             0.11%
Allowance to nonperforming loans               96%        93%      N/A        N/A       N/A       N/A                3%
Nonperforming assets to related assets       1.36%      1.27%     0.99%      0.83%     0.93%     0.43%            0.09%

DISTRIBUTION
-------------------------------------
# Banking centers                           1,811      1,810     1,818      1,832     1,839       (28)   -2%         1      0%
# ATMs                                      5,762      6,055     6,377      6,530     6,651      (889)  -13%      (293)    -5%

# On-line customers                  000s     931        918       825        690       590       341    58%        13      1%
# Households                                7,586      7,679     7,781      7,926     7,610       (24)    0%       (93)    -1%
# Business customers                          513        519       533        545       528       (15)   -3%        (6)    -1%
# Debit cards issued                        4,178      4,159     4,173      4,215     4,225       (47)   -1%        19      0%

INVESTMENTS
-------------------------------------
Investment sales volume              $MM  $ 1,138    $   939   $ 1,028    $ 1,112   $ 1,193   $   (55)   -5%    $  199     21%

(1) First quarter 2001 amounts include $40 million of charge offs which are not so classified in the company's GAAP financials because they are part of a portfolio which has been accounted for as loans held at a discount. The inclusion of these amounts in charge offs more accurately reflects the performance of the portfolio. In the Corporation's financial statements, this item results in a higher provision in excess of net charge-offs.


N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information                2001                      2000                             1st Qtr 2001
                                          -------    -------------------------------------------------------------------------
                                          1st Qtr    4th Qtr   3rd Qtr    2nd Qtr   1st Qtr   Chg Prior Yr.     Chg. Prior Qtr
                                                                                              --------------------------------
                                                                                              Amt        %      Amt         %
Commercial Banking
-------------------------------------

INCOME STATEMENT DATA
--------------------------------
Net interest income - FTE        $MM      $   665    $   674   $   685   $    694   $  664    $    1       0%   $   (9)    -1%

   Non-deposit service charges                158        157       164        140      132        26      20%        1      1%
   Credit card revenue                         22         19        19         19       18         4      22%        3     16%
   Service charges on deposits                132        137       117        130      135        (3)     -2%       (5)    -4%
   Fiduciary & investment management fees       1         (1)       (2)         3        3        (2)    -67%        2    N/M
   Trading                                     77         57        77         (4)      53        24      45%       20     35%
   Other income (loss)                          8        (16)        3         24       13        (5)    -38%       24    N/M
                                          -------    -------------------------------------    ------            ------
Noninterest income                            398        353       378        312      354        44      12%       45     13%
                                          -------    -------------------------------------    ------            ------
Total revenue                               1,063      1,027     1,063      1,006    1,018        45       4%       36      4%

Provision for credit losses                   264      1,078       225        778      132       132     N/M      (814)   -76%

   Salaries and employee benefits             270        241       282        278      277        (7)     -3%       29     12%
   Other expense                              274        316       284        286      293       (19)     -6%      (42)   -13%
                                          -------    -------------------------------------    ------            ------
Noninterest expense                           544        557       566        564      570       (26)     -5%      (13)    -2%
                                          -------    -------------------------------------    ------            ------
Pretax income (loss) - FTE                    255       (608)      272       (336)     316       (61)    -19%      863    N/M
Tax expense (benefit) & FTE adj                96       (223)      100       (123)     116       (20)    -17%      319    N/M
                                          -------    -------------------------------------    ------            ------
Net income                                $   159    $  (385)  $   172   $   (213)  $  200    $  (41)    -21%   $  544    N/M
                                          =======    =====================================    ======            ======

Memo: Revenue by activity
   Lending-related revenue                    532        558       563        551      536        (4)     -1%      (26)    -5%
   Treasury management services (1)           286        271       267        268      259        27      10%       15      6%
   Capital markets  (2)                       163        122       166        116      128        35      27%       41     34%

FINANCIAL PERFORMANCE
-------------------------------------
Return (loss) on equity                        10%       -23%       10%       -13%      13%       -3%               33%
Efficiency ratio                               51%        54%       53%        56%      56%       -5%               -3%

Headcount - full-time
   Corporate Banking (including Capital
     Markets)                               3,581      3,668     3,691        N/A      N/A       N/A     N/A       (87)    -2%
   Middle Market                            2,825      2,918     2,947        N/A      N/A       N/A     N/A       (93)    -3%
   Treasury management services             7,258      7,172     7,158        N/A      N/A       N/A     N/A        86      1%
   Support and other admin                  2,363      2,847     2,755        N/A      N/A       N/A     N/A      (484)   -17%
                                          -------    -------------------------------------    ------            ------
Total headcount - full-time (3)            16,027     16,605    16,551     16,394      N/A       N/A     N/A      (578)    -3%

ENDING BALANCES
----------------------------------
Loans                             $B      $  78.5    $  81.4   $  84.3   $   83.3   $ 80.2    $ (1.7)     -2%   $ (2.9)    -4%
Assets                                      100.5       98.8     117.1      110.8    108.5      (8.0)     -7%      1.7      2%

   Demand deposits                           20.0       21.2      20.5       20.8     19.9       0.1       1%     (1.2)    -6%
   Savings                                    2.6        N/A       N/A        N/A      N/A       N/A     N/A       N/A    N/A
   Time (+ Savings in 2000)                   6.0        8.0       8.4        8.9      9.6      (3.6)    -38%     (2.0)   -25%
   Foreign offices                            6.6        8.5       9.6       11.1      9.2      (2.6)    -28%     (1.9)   -22%
                                          -------    -------------------------------------    ------            ------
Total deposits                               35.2       37.7      38.5       40.8     38.7      (3.5)     -9%     (2.5)    -7%

Common equity                                 6.9        6.8       6.8        6.8      6.2       0.7      11%      0.1      1%

(1) Treasury management services includes both fees and fee equivalents from compensating balances
(2) Capital markets includes trading revenues and underwriting, syndicated lending and advisory fees
(3) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.

N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001                       2000                              1st Qtr 2001
                                          -------   ------------------------------------------------------------------------------
                                          1st Qtr    4th Qtr    3rd Qtr   2nd Qtr   1st Qtr    Chg Prior Yr.     Chg. Prior Qtr
                                                                                             -------------------------------------
                                                                                               Amt        %       Amt        %
Commercial Banking -
------------------------------------------

AVERAGE BALANCES
-------------------------------------
Loans                                 $B  $ 80.6     $ 83.1     $ 83.4    $ 82.1    $ 80.4     $ 0.2      0%    $ (2.5)     -3%
Assets                                     102.1      109.3      111.0     110.2     110.2      (8.1)    -7%      (7.2)     -7%

    Demand deposits                         20.3       20.9       20.7      21.9      20.9      (0.6)    -3%      (0.6)     -3%
    Savings                                  2.6        N/A        N/A       N/A       N/A       N/A    N/A        N/A      N/A
    Time (+ Savings in 2000)                 5.9        8.0        8.0       8.9       9.2      (3.3)   -36%      (2.1)    -26%
    Foreign offices                          7.1        9.3       10.5      10.1       9.1      (2.0)   -22%      (2.2)    -24%
                                      ----------     -----------------------------------------------            ------
Total deposits                              35.9       38.2       39.2      40.9      39.2      (3.3)    -8%      (2.3)     -6%

Common equity                                6.9        6.8        6.7       6.7       6.2       0.7     11%       0.1       1%

CREDIT QUALITY
-------------------------------------
Net commercial charge-offs           $MM  $  249     $  259     $  109    $  110    $   84     $ 165     N/M    $  (10)     -4%

Net commercial charge-off ratio             1.23%      1.24%      0.52%     0.54%     0.42%     0.81%            -0.01%

Nonperforming assets:
      Commercial nonperforming loans $MM  $1,544     $1,523     $1,243    $1,010    $  888     $ 656     74%    $   21       1%
      Other including OREO                    19         13         11        11        12         7     58%         6      46%
                                      ----------     -----------------------------------------------            ------
      Total nonperforming assets          $1,563     $1,536$     1,254    $1,021    $  900     $ 663     74%    $   27       2%

Allowance for loan losses            $MM  $3,034     $3,020        N/A       N/A       N/A       N/A    N/A       $ 14       0%
Allowance to period end loans               3.86%      3.71%       N/A       N/A       N/A       N/A              0.15%
Allowance to nonperforming loans             197%       198%       N/A       N/A       N/A       N/A                -1%
Nonperforming assets to related assets      1.99%      1.89%      1.49%     1.23%     1.12%     0.87%             0.10%

CORPORATE BANKING
-------------------------------------
Loans  - ending balance               $B  $ 44.1     $ 48.0     $ 51.1    $ 50.8    $ 48.6     $(4.5)    -9%    $ (3.9)     -8%
             - average balance              46.2       50.1       50.8      50.1      49.4      (3.2)    -6%      (3.9)     -8%

Deposits - ending balance             $B  $ 17.4     $ 19.6     $ 19.5    $ 21.0    $ 18.1     $(0.7)    -4%    $ (2.2)    -11%
                 - average balance          18.0       21.1       21.4      22.1      20.5      (2.5)   -12%      (3.1)    -15%

Credit Quality:
    Net commercial charge-offs       $MM  $  186     $  198     $   76    $  101    $   60     $ 126    N/M     $  (12)     -6%
    Net commercial charge-off ratio         1.61%      1.58%      0.60%     0.81%     0.49%     1.12%             0.03%
    Nonperforming loans              $MM  $  952     $1,065     $  788    $  730    $  593     $ 359     61%    $ (113)    -11%
    Nonperforming loans to loans            2.16%      2.22%      1.54%     1.44%     1.22%     0.94%            -0.06%

SYNDICATIONS
-------------------------------------
Lead Arranger Deals:
  Volume                              $B  $ 12.8     $ 15.4     $ 16.6    $ 16.5    $  9.6     $ 3.2     33%    $ (2.6)    -17%
  Number of transactions                      36         54         60        60        35         1      3%       (18)    -33%
  League table standing - rank                 4          4          4         4         5        (1)   -20%         0       0%
  League table standing - mkt share            6%         6%         5%        5%        5%        1%                0%



N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001                       2000                              1st Qtr 2001
                                          -------   ------------------------------------------------------------------------------
                                          1st Qtr    4th Qtr    3rd Qtr   2nd Qtr   1st Qtr    Chg Prior Yr.     Chg. Prior Qtr
                                                                                             -------------------------------------
                                                                                               Amt        %       Amt        %
Commercial Banking - cont'd
------------------------------------------

MIDDLE MARKET BANKING
-------------------------------------
Loans - ending balance               $ B  $ 34.4     $ 33.4      $ 33.2    $ 32.5    $ 31.6   $  2.8      9%    $   1.0      3%
      - average balance                     34.4       33.1        32.6      32.0      31.0      3.4     11%        1.3      4%

Deposits - ending balance            $ B  $ 17.8     $ 18.1      $ 19.0    $ 19.8    $ 20.6   $ (2.8)   -14%    $  (0.3)    -2%
         - average balance                  17.9       17.1        17.8      18.8      18.7     (0.8)    -4%        0.8      5%

Credit Quality:
    Net commercial charge-offs       $MM  $   63     $   61      $   33    $    9    $   24   $   39     N/M    $     2      3%
    Net commercial charge-off ratio         0.73%      0.74%       0.40%     0.11%     0.31%    0.42%             -0.01%
    Nonperforming loans              $MM  $  592     $  458      $  455    $  280    $  295   $  297     N/M    $   134     29%
    Nonperforming loans to loans            1.72%      1.37%       1.37%     0.86%     0.93%    0.79%              0.35%





N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001                       2000                              1st Qtr 2001
                                          -------   ------------------------------------------------------------------------------
                                          1st Qtr    4th Qtr    3rd Qtr   2nd Qtr   1st Qtr    Chg Prior Yr.     Chg. Prior Qtr
                                                                                             -------------------------------------
                                                                                               Amt        %       Amt       %
First USA - managed basis
----------------------------------

INCOME STATEMENT DATA
------------------------------
Net interest income - FTE            $MM $ 1,391    $ 1,417     $ 1,442   $ 1,451   $1,525     $ (134)    -9%  $  (26)      -2%

   Non-deposit service charges                 2          1           4         2        3         (1)   -33%       1       N/M
   Credit card revenue                       247        266         284       108      196         51     26%     (19)      -7%
   Fiduciary & investment management fees     23         37          20        20       25         (2)    -8%     (14)     -38%
   Investment sec. gains (losses)              0          0           0         0       11        (11)    N/M       0       N/A
   Trading                                     0          0          (1)        0        0          0     N/A       0       N/A
   Other income (loss)                        37          7          17      (283)      29          8     28%      30       N/M
                                         -------    ------------------------------------------------           ------
Noninterest income                           309        311         324      (153)     264         45     17%      (2)      -1%
                                         -------    ------------------------------------------------           ------
Total revenue                              1,700      1,728       1,766     1,298    1,789        (89)    -5%     (28)      -2%

Provision for credit losses                  950        880         853       935      969        (19)    -2%      70        8%

   Salaries and employee benefits            129        116         121       132      142        (13)    -9%      13       11%
   Other expense                             385        521         512       829      573       (188)   -33%    (136)     -26%
                                         -------    ------------------------------------------------           ------
Noninterest expense                          514        637         633       961      715       (201)   -28%    (123)     -19%
                                         -------    ------------------------------------------------           ------
Pretax income (loss) - FTE                   236        211         280      (598)     105        131     N/M      25       12%
Tax expense (benefit) & FTE adj               88         77         103      (219)      38         50     N/M      11       14%
                                         -------    ------------------------------------------------           ------
Net income                               $   148    $   134     $   177   $  (379)  $   67     $   81     N/M  $   14       10%
                                         =======    ================================================           ======

Memo: Net securitization gains                (1)       (23)        (22)      (30)     (41)        40     98%      22       96%

FINANCIAL PERFORMANCE
-------------------------------------
% of average outstandings:
    Net interest income- FTE                8.63%      8.59%       8.71%     8.83%    9.14%     -0.51%           0.04%
    Provision for credit losses             5.89%      5.34%       5.15%     5.44%    5.78%      0.11%           0.55%
    Noninterest income                      1.92%      1.89%       1.96%    -0.93%    1.58%      0.34%           0.03%
                                         -------    ------------------------------------------------           ------
           Risk adjusted margin             4.66%      5.14%       5.52%     2.46%    4.94%     -0.28%          -0.48%
    Noninterest expense                     3.19%      3.86%       3.82%     5.85%    4.29%     -1.10%          -0.67%
                                         -------    ------------------------------------------------           ------
     Pretax income (loss) - FTE             1.46%      1.28%       1.69%    -3.64%    0.63%      0.83%           0.18%
    Net income                              0.92%      0.81%       1.07%    -2.31     0.40%      0.52%           0.11%

Return (loss) on equity                       10%         9%         12%      -25%       4%         6%              1%
Efficiency ratio                              30%        37%         36%       74%      40%       -10%             -7%
Headcount - full-time (1)                $11,122    $10,901      10,856    11,009      N/A        N/A    N/A      221        2%

ENDING BALANCES
-------------------------------------
    Owned                             $B $   5.5    $   4.7     $   4.8   $   4.5   $  4.9     $  0.6     12%  $  0.8       17%
    Seller's interest                       17.8       22.5        19.7      18.5     17.4        0.4      2%    (4.7)     -21%
                                         -------    ------------------------------------------------           ------
     Loans on balance sheet                 23.3       27.2        24.5      23.0     22.3        1.0      4%    (3.9)     -14%
    Securitized                             40.7       39.8        41.4      43.3     44.2       (3.5)    -8%     0.9        2%
                                         -------    ------------------------------------------------           ------
Loans                                    $  64.0    $  67.0     $  65.9   $  66.3   $ 66.5     $ (2.5)    -4%  $ (3.0)      -4%

Assets                                      67.1       70.5        69.2      69.7     72.3       (5.2)    -7%    (3.4)      -5%
Common equity                                6.2        6.2         6.1       6.1      6.1        0.1      1%    (0.0)       0%





 (1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.


N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information                2001      2000                                          1st Qtr 2001
                                           -------  ------------------------------------------------------------------------
                                           1st Qtr  4th Qtr   3rd Qtr   2nd Qtr  1st Qtr  Chg Prior Yr.      Chg. Prior Qtr
                                                                                          ----------------------------------
                                                                                              Amt      %     Amt       %
First USA - managed basis - cont'd
----------------------------------

AVERAGE BALANCES
----------------------------------
  Owned                                $B   $ 5.2  $   4.9   $   4.7   $   5.1  $   4.3   $   0.9    21%     $ 0.3    6%
  Seller's interest                          20.6     20.3      18.3      17.3     18.0       2.6    14%       0.3    1%
                                            -----    --------------------------------------------            -----
  Loans on balance sheet                     25.8     25.2      23.0      22.4     22.3       3.5    16%       0.6    2%
  Securitized                                39.6     40.4      42.9      43.7     44.8      (5.2)  -12%      (0.8)  -2%
                                            -----    --------------------------------------------            -----
Loans                                       $65.4  $  65.6   $  65.9   $  66.1  $  67.1   $  (1.7)   -3%     $(0.2)   0%

Assets                                       68.2     68.6      69.2      70.6     72.8      (4.6)   -6%      (0.4)  -1%
Common equity                                 6.2      6.1       6.1       6.1      6.2       0.0     0%       0.1    2%

CREDIT QUALITY
----------------------------------
Net charge-offs:
  Credit card - managed                   $   950  $   887   $   828   $   900  $   969   $   (19)   -2%     $  63    7%

Net charge-off ratios:
  Credit card - managed                      5.81%    5.41%     5.03%     5.44%    5.78%     0.03%            0.40%

Delinquency ratio - 30+ days                 4.33%    4.51%     4.14%     3.83%    4.08%     0.25%           -0.18%
                  - 90+ days                 2.02%    2.02%     1.79%     1.69%    1.91%     0.11%            0.00%

Allowance for loan losses                 $   197  $   197       N/A       N/A      N/A       N/A   N/A    $     -    0%
Allowance to period end owned loans          3.58%    4.19%      N/A       N/A      N/A       N/A            -0.61%

OTHER DATA
----------------------------------
Charge volume                         $B  $  32.5  $  37.1   $  34.6   $  36.8  $  34.0   $  (1.5)   -4%   $  (4.6) -12%
New accounts opened                  000s     775      821       727       826      950      (175)  -18%       (46)  -6%
Cards issued                               50,644   51,693    53,650    54,648   56,378    (5,734)  -10%    (1,049)  -2%
# FirstUSA.com customers              MM      2.4      2.1       1.9       1.6      1.4       1.0    71%       0.3   14%

N/A= not available
N/M= not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001       2000                                  1st Qtr 2001
                                          -------    --------------------------------------------------------------
                                          1st Qtr    4th Qtr 3rd Qtr 2nd Qtr 1st Qtr  Chg Prior Yr.  Chg. Prior Qtr
                                                                                     ------------------------------
                                                                                      Amt     %      Amt     %
Investment Management
----------------------------------

INCOME STATEMENT DATA
----------------------------------
Net interest income - FTE            $MM  $  104     $  104  $  104  $ 101  $ 100   $   4    4%   $   -    0%

   Non-deposit service charges               164        172     128    134    130      34   26%      (8)  -5%
   Service charges on deposits                 4          4       4      4      4       0    0%       0    0%
   Fiduciary & investment management
      fees                                   134        130     151    150    139      (5)  -4%       4    3%
   Other income (loss)                         5         (6)      3      0     14      (9) -64%      11  N/M
                                           -----     ------------------------------------          ----
Noninterest income                           307        300     286    288    287      20    7%       7    2%
                                           -----     ------------------------------------          ----
Total revenue                                411        404     390    389    387      24    6%       7    2%

Provision for credit losses                    3          7       2      2      2       1   50%      (4) -57%

   Salaries and employee benefits            140        124     142    144    144      (4)  -3%      16   13%
   Other expense                             137        144     110    128    113      24   21%      (7)  -5%
                                           -----     ------------------------------------          ----
Noninterest expense                          277        268     252    272    257      20    8%       9    3%
                                           -----     ------------------------------------          ----
Pretax income - FTE                          131        129     136    115    128       3    2%       2    2%
Tax expense & FTE adj                         49         47      50     42     47       2    4%       2    4%
                                           -----     ------------------------------------          ----
Net income                                $   82     $   82  $   86  $  73  $  81   $   1    1%   $   -    0%
                                           =====     ====================================          ====

Memo: Insurance revenues                  $100.6     $105.1  $ 85.2  $87.0  $79.9   $20.7   26%   $(4.5)  -4%

FINANCIAL PERFORMANCE
-------------------------------------
Return on equity                              34%        33%     38%    33%    36%     -2%            1%
Efficiency ratio                              67%        66%     65%    70%    66%      1%            1%
Headcount - full-time (1)                  6,522      6,562   6,583  6,645    N/A     N/A  N/A      (40)  -1%

ENDING BALANCES
-------------------------------------
Loans                                 $B  $  6.8     $  7.0  $  6.8 $  6.7 $  6.4  $  0.4    6%   $(0.2)  -3%
Assets                                       8.0        8.1     7.8    7.7    7.6     0.4    5%    (0.1)  -1%

    Demand deposits                          1.7        3.3     1.6    3.1    3.1    (1.4) -45%    (1.6) -48%
    Savings                                  2.7        2.2     1.8    1.9    1.9     0.8   42%     0.5   23%
    Time                                     3.4        4.0     3.8    3.8    4.2    (0.8) -19%    (0.6) -15%
    Foreign offices                          0.1        0.1     0.2    0.2    0.2    (0.1) -50%     0.0    0%
                                          ------     ------------------------------------         -----
Total deposits                               7.9        9.6     7.4    9.0    9.4    (1.5) -16%    (1.7) -18%

Common equity                                1.0        1.0     0.9    0.9    0.9     0.1   11%     0.0    0%

AVERAGE BALANCES
-------------------------------------
Loans                                 $B  $  6.8     $  6.8  $  6.6 $  6.5 $  6.4  $  0.4    6%   $   -    0%
Assets                                       8.0        7.8     7.6    7.5    7.7     0.3    4%     0.2    3%

    Demand deposits                          2.0        2.4     2.3    2.5    2.6    (0.6) -23%    (0.4) -17%
    Savings                                  2.7        1.9     1.8    2.0    1.9     0.8   42%     0.8   42%
    Time                                     3.4        4.0     3.9    3.9    4.0    (0.6) -15%    (0.6) -15%
    Foreign offices                          0.1        0.2     0.2    0.2    0.2    (0.1) -50%    (0.1) -50%
                                          ------     ------------------------------------         -----
Total deposits                               8.2        8.5     8.2    8.6    8.7    (0.5)  -6%    (0.3)  -4%

Common equity                                1.0        1.0     0.9    0.9    0.9     0.1   11%     0.0    0%


(1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.

N/A= not available
N/M= not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001       2000                                  1st Qtr 2001
                                          -------    --------------------------------------------------------------
                                          1st Qtr    4th Qtr 3rd Qtr 2nd Qtr 1st Qtr  Chg Prior Yr.  Chg. Prior Qtr
                                                                                     ------------------------------
                                                                                      Amt     %      Amt     %
Investment Management - cont'd
------------------------------------------

CREDIT QUALITY
-------------------------------------
Net charge-offs:
    Commercial                       $MM   $   0      $   7     N/A       N/A       N/A      N/A  N/A   $   (7)    N/M
    Consumer                                   0          0     N/A       N/A       N/A      N/A  N/A        0     N/A
                                          ------      ------------------------------------------        ------
    Total net charge-offs                  $   0      $   7     N/A       N/A       N/A      N/A  N/A   $   (7)    N/M

Net charge-off ratios:
    Commercial                              0.10%      0.55%    N/A       N/A       N/A      N/A        - 0.45%
    Consumer                              - 0.04%      0.07%    N/A       N/A       N/A      N/A        - 0.11%
    Total net charge-offs                 - 0.02%      0.41%    N/A       N/A       N/A      N/A        - 0.43%

CREDIT QUALITY - cont'd
-------------------------------------
Nonperforming assets:
    Commercial                       $MM  $   38    $    36     N/A       N/A       N/A      N/A  N/A   $    2       6%
    Consumer                                   4          4     N/A       N/A       N/A      N/A  N/A        0       0%
                                          ------      ------------------------------------------        ------
    Total nonperforming assets            $   42    $    40     N/A       N/A       N/A      N/A  N/A   $    2       5%

Allowance for loan losses                 $   25    $    22     N/A       N/A       N/A      N/A  N/A    $   3      14%
Allowance to period end loans               0.37%      0.31%    N/A       N/A       N/A      N/A          0.06%
Allowance to nonperforming loans              60%        55%    N/A       N/A       N/A      N/A             5%
Nonperforming assets to related assets      0.61%      0.57%    N/A       N/A       N/A      N/A          0.04%

ASSETS UNDER MANAGEMENT
ENDING BALANCES
-------------------------------------
Mutual Funds                          $B  $ 71.0    $  70.4  $ 69.4   $  67.4   $  66.9   $  4.1    6%   $ 0.6       1%
Other                                       60.5       60.8    64.5      63.8      63.7     (3.2)  -5%    (0.3)      0%
                                          ------    --------------------------------------------         ------
       Total                              $131.5    $ 131.2  $133.9   $ 131.2   $ 130.6   $  0.9    1%   $ 0.3       0%

By type
-------
Money market                          $B  $ 48.0    $  43.1  $ 41.6   $  40.4  $   39.1   $  8.9   23%   $ 4.9      11%
Equity                                      47.4       53.5    57.7      57.2      57.7    (10.3) -18%    (6.1)    -11%
Fixed income                                36.1       34.6    34.6      33.6      33.8      2.3    7%     1.5       4%
                                          ------    --------------------------------------------         -----
  Total                                   $131.5    $ 131.2  $133.9   $ 131.2  $  130.6   $  0.9    1%   $ 0.3       0%

By channel
----------
Private client services               $B  $ 55.4     $ 58.2  $ 60.6   $  59.9  $   62.4   $ (7.0) -11%   $(2.8)     -5%
Retail brokerage                             9.2        9.3     9.2       9.2       9.2      0.0    0%    (0.1)     -1%
Institutional                               51.2       48.1    49.6      48.3      45.3      5.9   13%     3.1       6%
Commercial cash sweep                        8.4        8.6     7.8       6.9       6.8      1.6   24%    (0.2)     -2%
All other                                    7.3        7.0     6.7       6.9       6.9      0.4    6%     0.3       4%
                                          ------     -------------------------------------------         -----
  Total                                   $131.5     $131.2  $133.9   $ 131.2  $  130.6   $  0.9    1%   $ 0.3       0%

Morningstar Rankings *
--------------------
% of 4 & 5 ranked funds                       62%        49%   N/A        N/A       N/A      N/A            13%
% of 3+ ranked funds                          95%        99%   N/A        N/A       N/A      N/A            -4%
* % of customer assets in Morningstar
   rated funds

TRUST ASSETS
ENDING BALANCES
-------------------------------------
Trust assets under administration     $B  $319.6    $319.4     N/A        N/A       N/A      N/A  N/A    $ 0.2       0%

CORPORATE TRUST SECURITIES
ENDING BALANCES
-------------------------------------
Corp. trust sec. under administration $B  $848.0    $751.1     N/A        N/A       N/A      N/A  N/A    $96.9      13%

N/A= not available
N/M= not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information                      2001                  2000                            1st Qtr 2001
                                                 -------    ---------------------------------------------------------------
                                                 1st Qtr     4th Qtr 3rd Qtr 2nd Qtr 1st Qtr  Chg Prior Yr.  Chg. Prior Qtr
                                                                                              -----------------------------
                                                                                              Amt        %   Amt         %
Investment Management - cont'd
------------------------------

RETAIL BROKERAGE
-------------------------------------
Mutual fund sales                         $MM    $   614     $  557 $   625 $   652  $   779  $ (165)  -21%  $   57   10%
Annuity sales                                        524        382     403     460      414     110    27%     142   37%
                                                 -------    ----------------------------------------         ------
      Total sales                                $ 1,138     $  939 $ 1,028 $ 1,112  $ 1,193  $  (55)   -5%  $  199   21%
# of accounts - end of period            OOOs        390        384     379     370      362      28     8%       6    2%
Mkt value cust. assts-end of period        $B    $  22.1     $ 23.1 $  24.1 $  23.6  $  24.0  $ (1.9)   -8%  $ (1.0)  -4%
# of registered sales representatives                697        700     694     674      638      59     9%      (3)   0%
# of licensed retail bankers                       2,848      2,689   2,581   2,520    2,459     389    16%     159    6%

PRIVATE CLIENT SERVICES
-------------------------------------
# of Private Client advisors                         714        747     777     815      821    (107)  -13%     (33)  -4%
# of Private Client offices                           39         39      39      39       39       0     0%       0    0%

Client Assets:
      Assets under management              $B    $  55.4     $ 58.2 $  60.6 $  59.9  $  62.4  $ (7.0)  -11%  $ (2.8)  -5%

Ending Balances:
      Loans                                $B    $   6.8     $  6.7 $   6.6 $   6.5  $   6.3  $  0.5     8%  $  0.1    1%
      Deposits                                       7.0        7.2     6.7     6.8      7.3    (0.3)   -4%    (0.2)  -3%

Average Balances:
      Loans                                $B    $   6.8     $  6.6 $   6.5 $   6.4  $   6.2  $  0.6    10%  $  0.2    3%
      Deposits                                       7.0        7.0     6.8     7.2      7.1    (0.1)   -1%     0.0    0%

N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information                2001                  2000                            1st Qtr 2001
                                          ------- ------------------------------------------------------------------
                                          1st Qtr    4th Qtr  3rd Qtr 2nd Qtr 1st Qtr Chg Prior Yr.  Chg. Prior Qtr
                                                                                      ------------------------------
                                                                                      Amt        %   Amt         %
Corporate Investments
-------------------------------------

INCOME STATEMENT DATA
-------------------------------------
Net interest income - FTE            $MM  $   26     $   24   $  18  $  30  $  35    $   (9)    -26%  $   2      8%

   Investment sec. gains (losses)            (97)       (85)     38     62    155      (252)    N/M     (12)  -14%
   Trading                                    (1)         2       2     (4)     6        (7)    N/M      (3)   N/M
   Other income (loss)                        11          7      12     (6)    24       (13)    -54%      4     57%
                                          ------     --------------------------------------           -----
Noninterest income                           (87)       (76)     52     52    185      (272)    N/M     (11)   -14%
                                          ------     --------------------------------------           -----
Total revenue                                (61)       (52)     70     82    220      (281)    N/M      (9)    17%

Provision for credit losses                    0          0       0      1      1        (1)    N/M       0    N/A

   Salaries and employee benefits              6         (3)     10     11      8        (2)    -25%      9    N/M
   Other expense                              13         10      15     20     31       (18)    -58%      3     30%
                                          ------     --------------------------------------           -----
Noninterest expense                           19          7      25     31     39       (20)    -51%     12    N/M
                                          ------     --------------------------------------           -----
Pretax income (loss) - FTE                   (80)       (59)     45     50    180      (260)    N/M     (21)   -36%
Tax expense (benefit) & FTE adj              (51)       (44)     (7)   (11)    39       (90)    N/M      (7)   -16%
                                          ------     --------------------------------------           -----
Net income                                $  (29)    $  (15)  $  52  $  61  $ 141    $ (170)    N/M   $ (14)   -93%
                                          ======     ======================================           =====

FINANCIAL PERFORMANCE
-------------------------------------
Return (loss) on equity                      -10%        -5%    17%    20%     47%      -57%             -5%
Efficiency ratio                             N/M        N/M     36%    38%     18%      N/A             N/A
Headcount - full-time (1)                    194        200     210    318    N/A       N/A     N/A      (6)    -3%

ENDING BALANCES
-------------------------------------
Loans                                 $B  $  3.8     $  3.8   $ 3.4  $ 3.6  $ 3.4    $  0.4      12% $    -      0%
Assets                                       9.3        9.2     8.6    8.6    8.3       1.0      12%    0.1      1%
Common equity                                1.2        1.2     1.2    1.2    1.2       0.0       0%    0.0      0%

AVERAGE BALANCES
------------------------------------
Loans                                 $B  $  3.9     $  3.7   $ 3.6  $ 3.5  $ 3.4    $  0.5      15% $  0.2      5%
Assets                                       9.3        9.0     8.7    8.4    8.0       1.3      16%    0.3      3%
Common equity                                1.2        1.2     1.2    1.2    1.2      (0.0)     -3%   (0.0)    -3%

CREDIT QUALITY
-------------------------------------
Net commercial charge-offs           $MM  $    0     $    0     N/A    N/A    N/A       N/A     N/A  $    0    N/M

Net commercial charge-off ratio             0.00%      0.00%    N/A    N/A    N/A       N/A           0 .00%

Nonperforming assets:
      Commercial nonperforming loans $MM  $   14        N/A     N/A    N/A    N/A       N/A     N/A     N/A    N/A
      Other including OREO                    10        N/A     N/A    N/A    N/A       N/A     N/A     N/A    N/A
                                          ------     --------------------------------------           -----
 Total nonperforming assets               $   24        N/A     N/A    N/A    N/A       N/A     N/A     N/A    N/A

Allowance for loan losses            $MM  $   25     $   25     N/A    N/A    N/A       N/A     N/A $     -      0%
Allowance to period end loans               0.66%      0.65%    N/A    N/A    N/A       N/A            0.01%
Allowance to nonperforming loans             180%       N/A     N/A    N/A    N/A       N/A             N/A
Nonperforming assets to related
  assets                                    0.63%       N/A     N/A    N/A    N/A       N/A             N/A

 (1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.

N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information               2001                    2000                         1st Qtr 2001
                                         --------     ----------------------------------------------------------------
                                          1st Qtr     4th Qtr 3rd Qtr  2nd Qtr 1st Qtr  Chg Prior Yr.  Chg. Prior Qtr
                                                                                        ------------------------------
                                                                                        Amt        %   Amt         %
Corporate/Unallocated
------------------------------------------

INCOME STATEMENT DATA
-------------------------------------
Net interest income - FTE            $MM  $ (195)   $  (127) $ (140) $    (75) $(115)  $ (80)  -70%  $ (68)    -54%

   Non-deposit service charges                (5)       N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Credit card revenue                         1        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Service charges on deposits                 1        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Fiduciary & investment management
     fees                                      0        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Investment sec. gains (losses)              0        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Trading                                    (9)       N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Other income (loss)                       118        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
                                          ------    ----------------------------------------         -----
Noninterest income                           106         28      36      (422)   118     (12)  -10%     78     N/M
                                          ------    ----------------------------------------         -----
Total revenue                                (89)       (99)   (104)     (497)     3     (92)  N/M      10      10%

Provision for credit losses                    0          0       0         0      0       0   N/A       0     N/A

   Salaries and employee benefits             99        N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
   Other expense                            (104)       N/A     N/A       N/A    N/A     N/A   N/A     N/A     N/A
                                          ------    ----------------------------------------
Noninterest expense                           (5)       401     157       582     78     (83)  N/M    (406)    N/M
                                          ------    ----------------------------------------         -----
Pretax income (loss) - FTE                   (84)      (500)   (261)   (1,079)   (75)     (9)  -12%    416      83%
Tax expense (benefit) & FTE adj              (54)      (189)   (104)     (349)   (39)    (15)  -38%    135      71%
                                          ------    ----------------------------------------         -----
Net income                                $  (30)   $  (311) $ (157) $   (730) $ (36)    $ 6    17%  $ 281      90%
                                          ======    ========================================         =====

FINANCIAL PERFORMANCE
-------------------------------------
Headcount - full-time (1)                  9,927     10,751  11,112   11 ,377    N/A     N/A   N/A    (824)     -8%

ENDING BALANCES
-------------------------------------
Loans                                 $B  $  0.7    $     -  $  0.3  $    0.5 $ (2.2)  $ 2.9   N/M   $ 0.7     N/A
Assets                                    $ 41.3    $  50.6  $ 34.2  $   51.7 $ 35.1   $ 6.2    18%  $(9.3)    -18%

Deposits                                    31.5       30.7    30.5      25.2   26.6     4.9    18%    0.8       3%

Common equity                               (2.5)      (2.6)   (2.3)     (2.0)  (1.9)   (0.6)  -32%    0.1       4%

AVERAGE BALANCES
-------------------------------------
Loans                                 $B  $  0.5    $   0.4  $  0.2  $      - $ (0.2)  $ 0.7   N/M   $ 0.1      25%
Assets                                    $ 40.5    $  38.1  $ 40.6  $   42.0 $ 35.3   $ 5.2    15%  $ 2.4       6%

Deposits                                    28.1       28.6    26.7      25.0   24.5     3.6    15%   (0.5)     -2%

Common equity                               (2.6)      (1.8)   (1.9)     (1.1)   0.0    (2.6)  N/A    (0.8)    -44%

 (1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change.

N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Line of Business Information           2001                        2000                                   1st Qtr 2001
                                      -------    ----------------------------------------------------------------------------------
                                      1st Qtr    4th Qtr    3rd Qtr    2nd Qtr    1st Qtr     Chg Prior Yr.       Chg. Prior Qtr
                                                                                             --------------------------------------
                                                                                               Amt         %        Amt        %
Net Income by LOB
---------------------------------
Retail                        $MM     $   349    $   (17)   $   251    $   (81)   $   236    $   113       48%    $   366     N/M
Commercial Banking                        159       (385)       172       (213)       200        (41)     -21%        544     N/M
First USA                                 148        134        177       (379)        67         81      N/M          14      10%
Investment Management                      82         82         86         73         81          1        1%          0       0%
Corporate Investments                     (29)       (15)        52         61        141       (170)     N/M         (14)    -93%
Corporate/Unallocated                     (30)      (311)      (157)      (730)       (36)         6       17%        281      90%
                                      -------    ----------------------------------------    -------              -------
Total                                 $   679    $  (512)   $   581    $(1,269)   $   689    $   (10)      -1%    $ 1,191     N/M

PERCENT CONTRIBUTION
---------------------------
Retail                                   51.4%       3.3%      43.2%       6.4%      34.3%
Commercial Banking                       23.4%      75.2%      29.6%      16.8%      29.0%
First USA                                21.8%     -26.2%      30.5%      29.9%       9.7%
Investment Management                    12.1%     -16.0%      14.8%      -5.8%      11.8%
Corporate Investments                    -4.3%       2.9%       9.0%      -4.8%      20.5%
Corporate/Unallocated                    -4.4%      60.8%     -27.1%      57.5%      -5.3%
                                      -------    ----------------------------------------
Total                                   100.0%     100.0%     100.0%     100.0%     100.0%

Headcount - full-time (1)              79,157     80,778     18,291     82,443        N/A         N/A     N/M      (1,621)     -2%

(1) Beginning in 1Q01, long term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change. Excluding this change in methodology, headcount declined 328 in 1Q01.

Glossary for Selected Noninterest Income Categories
---------------------------------------------------

                                                  Representative types of revenue/fees
                                                  --------------------------------------------------------------------
   Non-deposit service charges                    Insurance fees, documentary fees, loan servicing fees, commitment fees, mutual fund commissions, syndicated management fees, leasing fees, waived fees, safe deposit fees, official checks fees, ATM interchange, misc. other fee revenue

   Credit card revenue                            Credit card fees, merchant fees, interchange fees

   Service charges on deposits                    Service charges on deposits, deficient balance fees, NSF/OD fees

   Fiduciary & investment management fees         Asset management fees, personal trust fees, other trust fees, advisory fees

   Investment sec. gains (losses)                 Venture capital and investment securities gains (losses)

   Trading                                        Trading and foreign exchange

   Other income (loss)                            Net securitization gains (losses), net gains (losses) on Corporate transactions and/or asset sales / dispositions

N/A = not available
N/M = not meaningful

BANK ONE CORPORATION and Subsidiaries
Summary of Consolidated
Selected Financial Information                        2001                             2000
                                                    --------    ---------------------------------------------------
                                                    1st Qtr       4th Qtr      3rd Qtr      2nd Qtr        1st Qtr
                                                    --------    ---------------------------------------------------
INCOME STATEMENT DATA                          $MM
-----------------------------------------------
Total revenue, net of interest expense             $   3,792    $   3,461    $   3,942     $   2,509      $   4,014
Net interest income (FTE)                              2,218        2,247        2,242         2,257          2,228
Noninterest income                                     1,607        1,247        1,734           288          1,821
Provision for credit losses                              585        1,507          516         1,013            362
Noninterest expense                                    2,236        2,847        2,593         3,507          2,661
Net income (loss)                                        679         (512)         581        (1,269)           689

PER COMMON SHARE DATA
-----------------------------------------------
Net income (loss):
      Basic                                        $    0.58    $   (0.44)   $    0.50     $   (1.11)     $    0.60
      Diluted (1)                                       0.58        (0.44)        0.50         (1.11)          0.60
Cash dividends declared                                 0.21         0.21         0.21          0.42           0.42
Book value                                             16.20        15.90        16.47         16.12          17.43

BALANCE SHEET DATA - ENDING BALANCES           $MM
-----------------------------------------------
Loans:
     Managed                                       $ 229,942    $ 236,492    $ 237,505     $ 234,412      $ 229,673
     Reported                                        171,427      174,251      176,419       172,591        168,078
Deposits                                             163,555      167,077      164,130       163,169        164,643
Long-term debt (2)                                    42,197       40,911       42,641        39,093         38,753
Total assets:
     Managed                                         315,104      309,096      324,780       316,011        317,176
     Reported                                        274,352      269,300      283,373       272,709        273,008
Common stockholders' equity                           18,876       18,445       19,042        18,630         20,081
Total stockholders' equity                            19,066       18,635       19,232        18,820         20,271

CREDIT QUALITY RATIOS
-----------------------------------------------
Net charge-offs to average loans- managed               2.40%        2.22%        1.86%         1.99%          2.04%
Allowance for credit losses to period end loans         2.45         2.36         1.75          1.73           1.39
Nonperforming assets to related assets                  1.55         1.48         1.21          1.03           0.99

FINANCIAL PERFORMANCE RATIOS
-----------------------------------------------
Return (loss) on average assets                         1.02%       (0.75)%       0.85%        (1.87)%        (1.03)%
Return (loss) on average common equity                  14.6        (10.7)        12.2         (26.0)          13.9
Net interest margin:
     Managed                                            4.76         4.65         4.66          4.80           4.91
     Reported                                           3.71         3.67         3.68          3.77           3.78
Efficiency ratio:
     Managed                                            47.6         66.0         54.6         103.8           53.7
     Reported                                           58.5         81.5         65.2         137.8           65.7

CAPITAL RATIOS
-----------------------------------------------
Risk-based capital:
     Tier 1                                              7.8          7.3          7.5           7.2            7.7
     Total                                              11.2         10.8         10.9          10.3           10.6
Tangible common equity/tangible managed assets           5.6          5.5          5.4           5.4            5.7

COMMON STOCK DATA
-----------------------------------------------
Average shares outstanding:                     MM
      Basic                                            1,163        1,158        1,156         1,153          1,149
      Diluted (1)                                      1,173        1,158        1,167         1,153          1,155
Stock price, quarter-end                           $   36.18    $   36.63    $   38.06     $   26.56      $   34.38
Employees (3)                                         79,157       80,778       81,291        82,443            N/A

(1) Common equivalent shares have been excluded from the computation of diluted loss per share in the second and fourth quarters of 2000 as the effect would be antidilutive.

(2)  Includes trust preferred capital securities.

(3) Beginning in 1Q01, long-term disability employees and employees of unconsolidated subsidiaries are excluded. Prior period data has not been restated for this change. Excluding this change in methodology, headcount declined 328 in 1Q01.

BANK ONE CORPORATION and Subsidiaries
Consolidated Statements of Income                           2001                          2000
                                                           -------     -----------------------------------------
                                                           1st Qtr      4th Qtr    3rd Qtr    2nd Qtr    1st Qtr
                                                           -------     -----------------------------------------
Interest income                                       $MM  $ 4,921      $ 5,174    $ 5,185    $ 4,966    $ 4,753
Interest expense                                             2,736        2,960      2,977      2,745      2,560
                                                           -------      ----------------------------------------
     Net interest income                                     2,185        2,214      2,208      2,221      2,193

Non-deposit service charges                                    411          402        383        363        389
Credit card revenue                                            521          575        669        477        578
Service charges on deposits                                    331          336        319        331        324
Fiduciary and investment management fees                       187          192        196        200        195
Investment securities gains (losses)                           (96)         (86)        47       (354)       158
Trading                                                         65           15         58         (3)        64
Other income (loss)                                            188         (187)        62       (726)       113
                                                           -------      ----------------------------------------
     Total noninterest income                                1,607        1,247      1,734        288      1,821
                                                           -------      ----------------------------------------
     Total revenue, net of interest expense                  3,792        3,461      3,942      2,509      4,014

Provision for credit losses                                    585        1,507        516      1,013        362

Salaries and employee benefits                                 982        1,052      1,106      1,132      1,098
Occupancy expense                                              167          351        175        172        173
Equipment expense                                              121          148        135        155        155
Outside service fees and processing                            255          405        344        375        408
Marketing and development                                      205          203        200        245        226
Telecommunications                                             109          121         88         96        105
Other intangible amortization                                   20           31         22        317         39
Goodwill amortization                                           17           18         17         18         17
Other                                                          360          565        508        768        459
                                                           -------      ----------------------------------------
     Total noninterest expense before merger-related
     and restructuring charges                               2,236        2,894      2,595      3,278      2,680
Merger-related and restructuring charges                         -          (47)        (2)       229        (19)
                                                           -------      ----------------------------------------
     Total noninterest expense                               2,236        2,847      2,593      3,507      2,661

Income (loss) before income taxes                              971         (893)       833     (2,011)       991
Applicable income taxes (benefit)                              292         (381)       252       (742)       302
                                                           -------      ----------------------------------------
Net income (loss)                                          $   679      $  (512)   $   581    $(1,269)   $   689
                                                           =======      ========================================
Net income (loss) attributable to common
    stockholders' equity                                   $   676      $  (515)   $   578    $(1,272)   $   686
                                                           =======      ========================================

Earnings (loss) per share:
     Basic                                                 $  0.58      $ (0.44)   $  0.50    $ (1.11)   $  0.60
     Diluted (1)                                           $  0.58      $ (0.44)   $  0.50    $ (1.11)   $  0.60

Average common shares outstanding (millions):
     Basic                                                   1,163        1,158      1,156      1,153      1,149
     Diluted (1)                                             1,173        1,158      1,167      1,153      1,155

(1) Common equivalent shares have been excluded from the computation of diluted loss per share in the second and fourth quarters of 2000 as the effect would be antidilutive.

BANK ONE CORPORATION and Subsidiaries
Consolidated Balance Sheets


                                                                             2001                       2000
                                                                          ----------   --------------------------------------
                                                                           Mar 31       Dec 31   Sep 30    Jun 30   Mar 31
                                                                          ----------   --------------------------------------
ASSETS                                                            $MM
---------------------------------------------------------------
Cash and due from banks                                                   $   15,402   $   17,291 $ 15,388  $ 16,470 $ 15,267
Interest bearing due from banks                                                1,971        5,210    9,919     7,649    8,105
Federal funds sold and securities under resale agreements                     11,133        4,737   12,666    10,592   10,998
Trading assets                                                                 5,189        2,788    7,140    10,681    5,587
Derivative product assets                                                      3,908        2,322    3,492     3,278    3,207
Investment securities                                                         52,966       50,561   45,262    38,288   47,459
Loans:
  Commercial                                                                  97,979      100,460  102,819   101,813   98,099
  Consumer                                                                    67,931       69,047   68,802    66,306   65,087
  Credit Card                                                                  5,517        4,744    4,798     4,472    4,892
                                                                          ----------   --------------------------------------
       Total loans                                                           171,427      174,251  176,419   172,591  168,078
Allowance for credit losses                                                   (4,205)      (4,110)  (3,090)   (2,983)  (2,338)
                                                                          ----------   --------------------------------------
    Loans, net                                                               167,222      170,141  173,329   169,608  165,740
Other assets:
  Premises and equipment, net                                                  2,761        2,894    2,976     3,073    3,266
  Other                                                                       13,800       13,356   13,201    13,070   13,379
                                                                          ----------   --------------------------------------
    Total other assets                                                        16,561       16,250   16,177    16,143   16,645
                                                                          ----------   --------------------------------------
    Total assets                                                          $  274,352   $  269,300 $283,373  $272,709 $273,008
                                                                          ==========   ======================================

LIABILITIES
---------------------------------------------------------------
Deposits:
  Demand                                                                  $   29,102   $   30,738 $ 28,424  $ 29,055 $ 29,923
  Savings                                                                     63,469       63,414   62,456    63,722   65,292
  Time                                                                        46,518       47,958   46,945    43,170   40,263
  Foreign offices                                                             24,466       24,967   26,305    27,222   29,165
                                                                          ----------   --------------------------------------
    Total deposits                                                           163,555      167,077  164,130   163,169  164,643
Federal funds purchased and repurchase agreements                             14,789       12,120   23,983    17,610   18,451
Other short-term borrowings                                                   16,970       18,003   19,800    21,827   18,261
Long-term debt                                                                39,407       38,428   40,152    37,515   37,175
Guaranteed preferred beneficial interest in the
      Corporation's junior subordinated debt                                   2,790        2,483    2,489     1,578    1,578
Derivative product liabilities                                                 3,470        2,212    3,149     3,201    3,100
Other liabilities                                                             14,305       10,342   10,438     8,989    9,529
                                                                          ----------   --------------------------------------
    Total liabilities                                                        255,286      250,665  264,141   253,889  252,737
                                                                          ----------   --------------------------------------

STOCKHOLDERS' EQUITY
---------------------------------------------------------------
Preferred stock                                                                  190          190      190       190      190
Common stock                                                                      12           12       12        12       12
Surplus                                                                       10,394       10,487   10,584    10,605   10,679
Retained earnings                                                              9,491        9,060    9,819     9,484   11,242
Accumulated other adjustments to stockholders' equity                           (105)          (5)     (71)     (135)    (358)
Deferred compensation                                                           (174)        (121)    (157)     (156)    (165)
Treasury stock                                                                  (742)        (988)  (1,145)   (1,180)  (1,329)
                                                                          ----------   --------------------------------------
    Total stockholders' equity                                                19,066       18,635   19,232    18,820   20,271
                                                                          ----------   --------------------------------------

    Total liabilities and stockholders' equity                            $  274,352   $  269,300 $283,373  $272,709 $273,008
                                                                          ==========   ======================================
                                                                   MM
Common Shares -- period-end:

      Issued                                                                   1,181        1,181    1,181     1,181    1,181
      Treasury shares                                                             16           21       25        26       29
                                                                          ----------   --------------------------------------
      Outstanding                                                              1,165        1,160    1,156     1,155    1,152
                                                                          ==========   ======================================

BANK ONE CORPORATION and Subsidiaries
Credit Quality                                          2001                           2000
                                                      ---------    ----------------------------------------
                                                       1st Qtr       4th Qtr    3rd Qtr   2nd Qtr   1st Qtr
                                                      ---------    ----------------------------------------
Provision for credit losses                           $     585    $    1,507  $   516  $   1,013  $   362

Gross charge-offs                                     $     586    $      558  $   388  $     383  $   338
Recoveries                                                   97            71       69         64       72
                                                      ---------    ---------------------------------------
 Net charge-offs                                      $     489    $      487  $   319  $     319  $   266
                                                      =========    =======================================

Net charge-offs:
  Commercial                                          $     255    $      280  $   116  $     117  $    84
  Consumer                                                  160           142      147        135      123
  Credit card                                                74            65       56         67       59
                                                      ---------    ---------------------------------------
    Total net charge-offs                             $     489    $      487  $   319  $     319  $   266
    Credit card net charge-offs -- managed            $     950    $      887  $   828  $     900  $   969
    Consumer net charge-offs -- managed (1)           $     200           142      147        135      123
    Total net charge-offs -- managed                  $   1,405    $    1,309  $ 1,091  $   1,152  $ 1,176

Net charge-off ratios:
  Commercial                                               1.03%         1.10%    0.46%      0.47%    0.34%
  Consumer                                                 0.93          0.82     0.87       0.82     0.76
  Credit card                                              5.65          5.29     4.76       5.29     5.45
    Total net charge-off ratio                             1.13          1.11     0.74       0.75     0.64
    Credit card net charge-off ratio-- managed             5.81          5.41     5.03       5.44     5.78
    Consumer net charge-off ratio -- managed (1)           1.16          0.82     0.87       0.82     0.76
    Total net charge-off ratio -- managed                  2.40          2.22     1.86       1.99     2.04

Allowance for credit losses -- period-end             $   4,205    $    4,110  $ 3,090  $   2,983  $ 2,338

Nonperforming assets -- period-end:
  Nonperforming loans:
       Commercial                                     $   1,805    $    1,761  $ 1,464  $   1,250  $ 1,093
       Consumer                                             754           714      562        440      471
                                                      ---------    ---------------------------------------
         Total                                            2,559         2,475    2,026      1,690    1,564
  Other, including other real estate owned                  106            98      110         94       97
                                                      ---------    ---------------------------------------
    Total nonperforming assets                        $   2,665    $    2,573  $ 2,136  $   1,784  $ 1,661
                                                      =========    =======================================

Allowance to period end loans                              2.45%         2.36%    1.75%      1.73%    1.39%
Allowance to nonperforming loans                            164           166      153        177      149
Nonperforming assets to related assets                     1.55          1.48     1.21       1.03     0.99

Credit card delinquency rate - managed:

         30+  days                                         4.33%         4.51%    4.14%      3.83%    4.08%
         90+  days                                         2.02          2.02     1.79       1.69     1.91

(1) First quarter 2001 amounts include $40 million of charge-offs which are not so classified in the company's GAAP financials because they are part of a portfolio which has been accounted for as loans held at a discount. The inclusion of these amounts in charge-offs more accurately reflects the performance of the portfolio. In the Corporation's financial statements, this item results in a higher provision in excess of net charge-offs.

BANK ONE CORPORATION and Subsidiaries
Capital and Related Information

                                                                  2001                          2000
                                                                ---------    ---------------------------------------------
                                                                1st Qtr      4th Qtr     3rd Qtr     2nd Qtr     1st Qtr
                                                                ---------    ---------------------------------------------
CAPITAL RATIOS
-----------------------------------------
Tier 1                                                               7.8%         7.3%        7.5%        7.2%        7.7%
Total                                                               11.2         10.8        10.9        10.3        10.6
Tangible common equity/tangible managed assets                       5.6          5.5         5.4         5.4         5.7

Tier 1 capital                                         $MM      $ 20,727     $ 19,824    $ 20,433    $ 19,121    $ 20,573
Tier 2 capital                                                     9,148        9,316       9,119       8,350       7,899
                                                                ---------    ---------------------------------------------
    Total capital                                               $ 29,875     $ 29,140    $ 29,552    $ 27,471    $ 28,472
                                                                =========    =============================================

Total risk weighted assets                                      $266,077     $270,182    $272,095    $266,937    $268,339
                                                                =========    =============================================

INTANGIBLE ASSETS                                      $MM
-----------------------------------------
Goodwill                                                        $    841     $    858    $    876    $    894    $    916
Other nonqualifying intangibles                                      299          375         405         436         637
                                                                ---------    ---------------------------------------------
    Subtotal                                                       1,140        1,233       1,281       1,330       1,553
Qualifying intangibles                                               205          214         235         256         555
                                                                ---------    ---------------------------------------------
    Total                                                       $  1,345     $  1,447    $  1,516    $  1,586    $  2,108
                                                                =========    =============================================

MANAGED INCOME STATEMENT STATISTICS (1)                $MM
-----------------------------------------
Net interest income -- FTE                                      $  3,308     $  3,319    $  3,346     $ 3,396    $  3,445
Credit card revenue                                                  307          325         337         171         271
Other noninterest income                                           1,086          672       1,065        (189)      1,243
Provision for credit losses                                        1,461        2,329       1,288       1,846       1,272
Noninterest expense                                                2,236        2,847       2,593       3,507       2,661
Net income (loss)                                                    679         (512)        581      (1,269)        689

(1) Adjusted for credit card securitization activity.